Exhibit 99.1

3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

News Release

Contacts:

Brian J. Clark, Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Record Financial Results for Second Quarter Fiscal Year 2008

Quarterly Highlights:

•                  Revenue increases 53% overall, 42% organic(1), to $150.2 million;

•                  Diluted EPS of $0.27;

•                  Bookings total $524.1 million; and

•                  Financial guidance increased for Fiscal Year 2008.

(1) Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  Please see the reconciliation table at the end of this release.

ARLINGTON, VA — November 1, 2007 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today reported record revenue and earnings for the second quarter of fiscal year 2008 ended September 30, 2007.

Stanley’s second quarter fiscal year 2008 revenue and earnings results exceeded the company’s prior guidance.  Because of new contract awards, faster-than-expected ramp-up of contracts awarded in the first and second quarters of fiscal year 2008, and modifications to existing contracts that have exceeded expectations, the company has increased its fiscal year 2008 revenue and earnings guidance.

Second Quarter Fiscal Year 2008 Results:

Revenue for the second quarter ended September 30, 2007 was $150.2 million, an increase of 53 percent over year-ago second quarter revenue of $98.2 million. Organic revenue growth was 42 percent.  Year-over-year revenue growth for the second quarter resulted primarily from growth in passport services, expansion of systems integration work under the SPAWAR corporate production contract, increased work supporting Army RESET programs, continued capture of market share across many of the company’s service areas, and revenue from the Techrizon acquisition.

EBITDA(2) was $13.4 million for the quarter, an increase of 57 percent over EBITDA of $8.5 million in the year-

ago quarter. EBITDA margin for the second quarter increased to 8.9 percent from 8.7 percent a year earlier due primarily to continued efficiencies realized in the company’s general and administrative infrastructure on a higher revenue base. Operating income was $11.6 million, up 69 percent from $6.9 million in the same quarter of last fiscal year. Operating margin increased to 7.7 percent from 7.0 percent in the second quarter of fiscal 2007, due to the factors improving EBITDA as well as depreciation and amortization and deferred compensation expenses representing a lower percentage of revenues.

(2) EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.  Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

Net income for the quarter was $6.3 million, or $0.27 per diluted share, versus $2.4 million, or $0.15 per diluted share, a year ago.

Contract backlog at September 30, 2007 was approximately $1.4 billion, up 38 percent from June 30, 2007, and up 43 percent from September 30, 2006.

Second Quarter Fiscal Year 2008 and Recent Highlights:

•                  Second quarter bookings totaled $524.1 million, equating to a quarterly book-to-bill ratio of 3.5:1.

•                  New business awards and additional tasking in the second quarter of fiscal year 2008 included:

•                  A $267 million, five-year contract to operate the U.S. Army’s Field Logistics Readiness Centers at Fort Campbell, Ky. and Lexington, Ky.;

•                  A $225 million, three-year, indefinite delivery, indefinite quantity (ID/IQ) contract for the U.S. Citizenship and Immigration Services (USCIS), Department of Homeland Security;

•                  A $115 million, five-year ID/IQ contract to provide technical and analytical support to the U.S. Navy’s Commander Operational Test and Evaluation Force;

•                  A $76 million, five-year contract and an $8 million, four-year contract to provide IT life cycle support of Standard Army Management Information Systems for the U.S. Army Reserve Command (USARC) and to continue support of the USARC Fleet Management System, respectively.  Both represent additional tasking under Stanley’s Field and Installation Readiness Support Team (FIRST) prime contract;

•                  A $17 million, five-year contract and an $8 million, five-year contract to provide sustainment, support and enhancement for the Marine Corps Recruiting Information Support System (MCRISS) and to provide network operations support for the U.S. Marine Corps Recruiting Command (MCRC), respectively; and

•                  A $4 million, 10-month contract providing the Army Materiel Command and Army Sustainment Command with the enterprise foundation and information solutions critical to Army RESET programs.

•                  On October 10, 2007, Stanley announced that it had signed an amendment and restatement of its Senior Revolving Credit and Term Loan Facility (“Senior Credit Facility”).  The new Senior Credit Facility includes the following provisions:

•                  A $100 million increase in the revolver, to $150 million;

•                  An accordion feature for increase of the revolver commitment up to an additional $125 million;

•                  A more favorable pricing grid lowering the applicable margin;

•                  An extension of the revolver commitment termination date to October 31, 2012; and

•                  Less restrictive financial covenants and more flexibility for potential future acquisitions.

Six-Month Fiscal Year 2008 Results:

For the first six months ended September 30, 2007, revenue increased 49 percent to $283.7 million compared with $190.7 million for the same period in the prior fiscal year. Organic revenue growth for the first six months of fiscal year 2008 was 38 percent.  EBITDA for the six-month period ended September 30, 2007 increased 54 percent to $25.1 million compared with $16.2 million for the first six months of fiscal year 2007.  EBITDA margin for the first six months of fiscal year 2008 was 8.8 percent, up from 8.5 percent for the same period a year earlier.  Operating income for the first six months of fiscal year 2008 was $21.6 million, an increase of 67 percent over operating income of $12.9 million reported a year earlier. Operating margin for the first six months of fiscal year 2008 was 7.6 percent compared with 6.8 percent in the first six months of fiscal year 2007.  Operating margin increased year-over-year primarily as a result of efficiencies realized in the company’s general and administrative infrastructure on a higher revenue base as well as depreciation and amortization and deferred compensation expenses representing a lower percentage of revenues.

Net income for the first six months of fiscal year 2008 was $11.7 million compared with net income for the same period last year of $4.9 million. The primary reasons for the increase in six-month net income were the factors affecting operating income and lower interest expense. Diluted earnings per share for the first six months of fiscal year 2008 were $0.50 compared with diluted earnings per share of $0.30 for the first six months of fiscal year 2007.

Cash flow provided by operations for the six months ended September 30, 2007 was $0.7 million, up $7.1 million from the $6.4 million used in operations for the three months ended June 30, 2007.  This increase was driven by a decrease in days sales outstanding (“DSO”) and increased net income.  DSO for the quarter was 77 days, down from 81 days for the first quarter of fiscal year 2008.

Management’s Outlook:

Based on the company’s current backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for the third quarter of fiscal year 2008 and increasing guidance for the full fiscal year. The table below presents management’s current expectations about financial performance for the third quarter and full fiscal year, based on information available at this time:

	Third Quarter Fiscal Year 2008 Ending December 31, 2007	Fiscal Year 2008 Ending March 31, 2008

Revenue	$152 — $162 million	$590 — $610 million
Diluted EPS	$0.27 — $0.29	$1.05 — $1.10
Diluted share count	23.6 — 23.7 million	23.6 — 23.7 million

“In the second quarter of fiscal year 2008, Stanley saw growth throughout the value chain that makes up our systems integration framework of IT solutions,” said Phil Nolan, Stanley’s chairman, president and CEO. “Second quarter bookings were strong, especially from contracts related to logistics and sustainment work for the U.S. Army and Marine Corps.”

Nolan concluded, “At the midpoint of our fiscal year, our visibility into current and recently awarded contracts has further improved and we are able to increase financial guidance. The increase in our FY08 guidance is driven by several recent and significant awards and continued expansion of existing contracts.”

As previously announced, Stanley management will conduct a conference call today at 5:00 p.m. EDT to discuss fiscal second quarter 2008 results. To obtain the dial-in number, please contact Rashida Gofney at (703) 310-3209. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley
Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, VA, the company has approximately 3,000 employees at over 100 locations in the U.S. and worldwide. In 2007, Stanley was recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For.”  Please visit www.stanleyassociates.com for more information.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-

harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the other factors discussed in the company’s Annual Report on Form 10-K for the year ended March 31, 2007, as filed with the SEC on June 1, 2007 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as filed on August 9, 2007.  The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release.  All forward-looking statements are based on current plans, expectations, and beliefs and speak only as of the date of such statements.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2007	2006	2007
Revenue	$98,191	$150,239	$190,746	$283,720
Operating costs and expenses:
Cost of revenues	83,116	127,556	161,419	239,879
Selling, general and administrative	6,559	9,322	13,080	18,750
Amortization of deferred compensation	355	67	604	142
Depreciation and amortization	1,306	1,702	2,694	3,312
Total operating costs & expenses	91,336	138,647	177,797	262,083
Operating income	6,855	11,592	12,949	21,637
Other income (expense):
Other income (expense)	(804)	6	(544)	6
Interest expense — net	(2,034)	(1,138)	(4,179)	(2,200)
Total other expenses	(2,838)	(1,132)	(4,723)	(2,194)
Income before taxes	4,017	10,460	8,226	19,443
Provision for income taxes	(1,595)	(4,125)	(3,320)	(7,744)
Net income	$2,422	$6,335	$4,906	$11,699

Earnings per share:
Basic	$0.16	$0.29	$0.34	$0.53
Diluted	$0.15	$0.27	$0.30	$0.50
Weighted average shares:
Basic	14,684	22,034	14,551	21,966
Diluted	16,533	23,591	16,435	23,478

Selected Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	As of	As of
	March 31, 2007	September 30, 2007

Cash	$12,736	$—

Accounts receivable — net	$110,029	$131,065

Line of credit	$—	$18,494

Current portion of long-term debt	$1,000	$1,000

Long-term debt — net of current portion	$36,750	$36,250

Stockholders’ equity	$134,152	$148,961

Organic Growth Reconciliation

(unaudited)

(in thousands)

	Three Months Ended
	September 30,
	2006	2007	Percent Growth
Total revenue, as reported	$98,191	$150,239	53.0%
Plus: Revenue from acquired companies for the comparable prior year period	7,628	—

Organic Revenue	$105,819	$150,239	42.0%

	Six Months Ended
	September 30,
	2006	2007	Percent Growth
Total revenue, as reported	$190,746	$283,720	48.7%
Plus: Revenue from acquired companies for the comparable prior year period	14,893	—

Organic Revenue	$205,639	$283,720	38.0%

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2007	2006	2007

Net income	$2,422	$6,335	$4,906	$11,699
Provision for income taxes	1,595	4,125	3,320	7,744
Interest expense — net	2,034	1,138	4,179	2,200
Other expense (income)	804	(6)	544	(6)
Depreciation and amortization	1,306	1,702	2,694	3,312
Amortization of deferred compensation	355	67	604	142
EBITDA	$8,516	$13,361	$16,247	$25,091

Revenue	$98,191	$150,239	$190,746	$283,720

EBITDA Margin	8.7%	8.9%	8.5%	8.8%

# # #